Exhibit 23.2

February 24, 2009

Anadarko Petroleum Corporation

1201 Lake Robbins Drive

The Woodlands, TX 77380

Re:	Securities and Exchange Commission
Form 10-K of Anadarko Petroleum Corporation

Gentlemen:

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 and S-8 (No. 33-8643), Form S-3 (Nos. 333-103102 and 333-137183) and Form S-8 (Nos. 33-54485 and 333-152049) of Anadarko Petroleum Corporation of our Procedures and Methods Review Letter dated February 24, 2009, regarding the Anadarko Petroleum Corporation Proved Reserves and Future Net Revenues as of December 31, 2008, and of references to our firm which are to be included in Form 10-K for the year ended December 31, 2008 to be filed by Anadarko Petroleum Corporation with the Securities and Exchange Commission.

Miller and Lents, Ltd. has no financial interest in Anadarko Petroleum Corporation or in any if its affiliated companies or subsidiaries and is not to receive any such interest as payment for such letter. Miller and Lents, Ltd. also has no director, officer, or employee employed or otherwise connected with Anadarko Petroleum Corporation. We are not employed by Anadarko Petroleum Corporation on a contingent basis.

Very truly yours,

MILLER AND LENTS, LTD.

By:	/s/ ROBERT J. OBERST
Robert J. Oberst
Senior Vice President